Exhibit 99.1

Camden National Corporation Announces a 7.4% Increase in First Quarter 2004 Earnings Per Share Results

    CAMDEN, Maine--(BUSINESS WIRE)--April 27, 2004--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (the "Company") (AMEX: CAC), today announced first quarter 2004 earnings per diluted share of $0.58, up 7.4% from $0.54 per diluted share for the first quarter of 2003. Net income after taxes for the first quarter of 2004 was $4.5 million versus $4.3 million recorded during the same period a year ago. The returns on average equity and average assets for the three months ended March 31, 2004 were 14.98% and 1.33%, respectively, compared to 14.67% and 1.42%, respectively, for the three months ended March 31, 2003.
    "Camden National had a very solid first quarter as balance sheet growth, combined with fee income diversification and continued vigilance over operating costs and credit quality, enabled the Company to withstand the effects of what is now an unprecedented, and sustained, period of low interest rates," stated Daigle.
    Total assets amounted to $1.4 billion at March 31, 2004, up $80.4 million, or 6.3%, from the March 31, 2003 balance of $1.3 billion. For this same period of comparison, total loans increased $118.1 million, or 13.8% to $973.5 million, and deposits grew by $99.5 million, or 11.9%, to $934.7 million.
    Asset quality, as measured by the level of non-performing assets, continues to improve. Non-performing loans as a percentage of total loans at March 31, 2004 were 0.62%, down from 0.85% and 0.70% at March 31, 2003 and December 31, 2003, respectively. The Company experienced net recoveries of $202,000 during the first quarter of 2004.
    For the first quarter of 2004, non-interest expenses totaled $8.0 million, up a modest 5.7% from the first quarter of 2003. The increase in non-interest expenses occurred primarily in the categories of salaries and benefits, the largest component of total non-interest expense.
    Non-interest income amounted to $2.5 million for the quarter ended March 31, 2004, up from $2.4 million for the same quarter a year ago. Brokerage and insurance commission income, investment management, trust, and employee benefits administration fee income grew by $181.4 thousand to $1.1 million, an increase of 20.0%.
    "I am confident that major initiatives undertaken by the Company during the past twelve months, such as strengthening and re-aligning executive management, eliminating under-performing business activities and creating a focus on strategies to enhance non-interest income, will continue to yield outcomes necessary to successfully withstand the effects of competitive market forces and a contracting net interest margin," Daigle noted while concluding his remarks.
    The Company reported earlier that the Board of Directors approved a dividend of $0.20 per share, payable on April 30, 2004 for shareholders of record on April 15, 2004. This represents an increase of 17.6% over the dividend paid for the same period a year ago. At the end of the first quarter of 2004, the price of Camden National Corporation stock closed at $31.95 per share, an increase of $6.80, or 27.0%, above the closing price at March 31, 2003.

    Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank
(UKB), a full-service community bank with 16 offices serving Central, Eastern and Western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

    This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe", "expect", "anticipate", "intend", "estimate", "assume", "will", "should", and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.
    Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.
    These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


                     Camden National Corporation
                (In thousands, except per share data)

                                March 31,     March 31,   December 31,
                                  2004          2003         2003
                               ------------ ------------- ------------
Balance Sheet Data
Assets                          $1,356,661    $1,276,293   $1,370,363
Loans                              973,512       855,377      966,855
Allowance for Loan and
 Lease Losses                       14,502        15,647       14,135
Investments                        293,694       328,552      303,749
Deposits                           934,742       835,274      900,996
Borrowings                         285,864       308,620      338,408
Shareholders' Equity               123,837       120,657      119,706

Tier 1 Leverage Capital Ratio         7.86%         8.39%        8.09%
Tier 1 Risk-based Capital Ratio      11.93%        12.40%       11.48%
Total Risk-based Capital Ratio       13.19%        13.65%       12.75%

Allowance for loan and lease
 losses to total loans                1.49%         1.83%        1.46%
Non-performing loans to total loans   0.62%         0.85%        0.70%
Return on Average Equity             14.98%        14.67%       15.85%


                                   Three Months Ended
                                 3/31/2004     3/31/2003
                               ------------ -------------
Income Statement Data
Interest Income                    $17,857       $18,136
Interest Expense                     5,485         6,046
                               ------------ -------------
Net Interest Income                 12,372        12,090
Provision for Loan and Lease
 Losses                                165           420
                               ------------ -------------
Net Interest Income after
 Provision for Loan and Lease
 Losses                             12,207        11,670
Non-interest Income                  2,542         2,389
Non-interest Expense                 8,033         7,602
                               ------------ -------------
Income before Income Taxes           6,716         6,457
Income Taxes                         2,196         2,132
                               ------------ -------------
Net Income                          $4,520        $4,325
                               ============ =============

Efficiency ratio                     53.86%        52.50%

Basic earnings per share             $0.58         $0.54

Diluted earnings per share           $0.58         $0.54

Weighted average shares
 outstanding                     7,749,446     8,027,042

    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             sbrightbill@camdennational.com